Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of WidePoint Corporation of our report dated March 30, 2013, with respect to the consolidated financial statements of WidePoint Corporation, which report appears in the Form 10-K of WidePoint Corporation for the year ended December 31, 2012, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Scottsdale, Arizona

January 9, 2014